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                                                           EXHIBIT 10.51



                              Christopher E. Howard

                                Employment Terms

                                 August 22, 1996

Position and Employer:  Chief Administrative Officer and General Counsel of
                        American Skiing Company.

Base Annual Salary:     $150,000, with minimum annual increase equal to
                        inflationary adjustment based on relevant annual increase in Consumer Price Index.

Annual Bonus:           Minimum annual bonus equal to greater of (a) $50,000,
                        with minimum annual increase equal to inflationary adjustment based on relevant annual increase in Consumer
                        Price Index or (b) .1875% of combined ski & lodging and real estate EBITDA. Minimum bonus will be paid as salary during the course of each year. The excess over the minimum will be paid within 10 days following delivery of ASC's audited financials each year. Any bonus earned in one year will not affect base salary or bonus amounts to be provided in any subsequent year.

                        Participation with key management group in bonus pool, to the extent the pool share exceeds guaranteed bonus. Key management group will initially consist of the following officers of the company:

                                 Chief Administrative Officer
                                 Chief Financial Officer
                                 Vice President-Operations
                                 Vice President-Marketing

                        Pool participants may be added with advance notice and a commensurate increase in pool funding. The pool will consist of a pool of funds equal to a minimum of .5% of combined ski & lodging and real estate EBITDA to be determined based on annual audited statements. Actual bonus amounts will be determined based upon performance of the company compared to budget. Prior to the commencement of each fiscal year the key management group and the president shall mutually agree on a reasonably
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                        achievable budget for the ensuing fiscal year. Bonus
                        shall be awarded based upon the actual EBITDA for the fiscal year compared to budgeted EBITDA using the following scale:

                             - Over 115% of budget = 150% of bonus pool earned

                             - 106% of 115% of budget = 110% of bonus pool
                               earned

                             - 95% to 105% of budget = 100% of bonus pool
                               earned

                             - Under 95% of budget = discretionary bonus pool as
                               determined by president

                        The pool shall be divided among the members as agreed among the members. In the absence of unanimous agreement the shares shall be equal.

Shadow Stock/ISO Plan:  Participation in equity participation plans substantially as described in the attached materials on a basis providing a minimum participation level of .75% of the growth in equity of the Company measured in the manner described in the plans attached. The incentive comp plan shall be fully implemented within 30 days.

Educational Benefit:    The company shall pay for, or otherwise provide fully
                        for, the cost of 4 years of secondary education for C.
                        Howard's two sons (Andrew and Tanner) at Gould Academy in Bethel, Maine, at no cost to C. Howard.

Moving Expenses:        Fully reimbursed upon submission of verified invoices.
                        Expenses include all out-of-pocket costs associated with any move to the Bethel area, including all closing costs and brokers commissions associated with purchase and sale of principal residence. No move to Bethel area is required as a condition of employment.

Severance Benefit:      In the event of involuntary termination:  1 x annual
                        compensation (including both salary and bonus).

                        In the event of termination in connection with a "Sale of the Company" as described in the attached incentive comp plan: 2 x annual compensation (including both salary and bonus).


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Benefits:               Full participation in all benefits programs. Commitment
                        to restructure retirement program to allow maximum voluntary contribution by key management group through top hat program and provide group life insurance program for management group.

Job Location
and Schedule:           Employee will be present at Sunday River offices a
                        minimum of 3 days per week. Employee shall be entitled to work from a Portland, Maine office maintained at ASC expense 2 days per week. Employee will regularly be expected to have Saturday afternoons and Sundays off.
                        This is a base case with which both sides must have flexibility to accommodate needs and schedules.

Vacation and Holidays:  4 weeks mandatory vacation per year. In addition to other regular holidays employee shall be entitled to holidays at Thanksgiving and Christmas.


                              SEEN AND AGREED



                               /s/ Leslie B. Otten
                                   ----------------------------
                                   President of
                                   American Skiing Company


                               /s/ Christopher E. Howard
                                   ----------------------------


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